Exhibit 99.1

APRICUS BIOSCIENCES ENTERS INTO COMMON STOCK PURCHASE

AGREEMENT WITH ASPIRE CAPITAL

$7.0 Million Equity Facility with Existing Long-Term Shareholder

SAN DIEGO, CA, July 6, 2016 – Apricus Biosciences, Inc. (Nasdaq:APRI) (the “Company” or “Apricus”), a biopharmaceutical company focusing on the development and commercialization of novel therapeutics to treat areas of unmet medical need, today announced it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”).

Aspire Capital will complete an initial purchase of 2,531,645 shares of common stock for proceeds of $1.0 million and has committed to purchase up to $6.0 million in additional shares of common stock over the next 24 months at prices based on the market price at the time of each sale. No warrants are associated with this agreement.

“This agreement with Aspire Capital will enable Apricus to sell shares from time-to-time on market-based terms to a committed, long-time investor,” said Richard Pascoe, CEO of Apricus. “The Aspire Capital team has been supportive of our strategic re-positioned focus on Vitaros® as an existing shareholder. We intend to use the proceeds from this facility, along with our existing cash and expected Vitaros revenues, for working capital purposes as we work towards a potential U.S. Vitaros approval decision in the first half of 2017.”

Under the terms of the common stock purchase agreement, Apricus will control the timing and amount of any sale of shares of common stock to Aspire Capital. Aspire Capital has no right to require any sales by Apricus but is obligated to make purchases as Apricus directs, in accordance with the purchase agreement. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. Apricus may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.

A complete and detailed description of the purchase agreement and related registration rights agreement is set forth in the Company’s Current Report on Form 8-K, filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Laboratoires Majorelle, Bracco S.p.A., Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Ferring International Center S.A. (Ferring Pharmaceuticals), Mylan NV and Elis Pharmaceuticals Ltd. Apricus currently has one active product candidate, RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon.

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CONTACT:

Matthew Beck

mbeck@troutgroup.com

The Trout Group

(646) 378-2933

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